                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-50502
                           Cusip Number: 211917 10 9

(Check One)  [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K  [X] Form 10-Q
             [ ] Form N-SAR

             For Period Ended:  March 31, 2004
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             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended: ________________________

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Continuum Group C Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

c/o Olshan Grundman Frome, 65 East 55th Street
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Address of Principal Executive Office (Street and Number)

New York, New York 10022
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City, State, Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated  without  unreasonable  effort or expense;

XX          (b)   The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date; or the subject  quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth  calendar  day  following the prescribed due date; and

            (c)   The  accountant's  statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,
N-SAR or the transition  report or portion thereof could not be filed within the prescribed time period.

            The  Registrant  was  not  able to  complete  timely  its  financial statements without unreasonable effort or expense.

PART IV - OTHER INFORMATION

(1)    Name and  telephone  number  of  person  to  contact  in  regard  to this notification:

       Michael H. Freedman               212                        724-4597
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       (Name)                        (Area Code)                 (Telephone No.)

(2)    Have all other periodic reports required under section 13 or 15(d) of the
       Securities  Exchange Act of 1934 or Section 30 of the Investment  Company
       Act of 1940 during the  preceding  12 months or for such  shorter  period that the registrant  was required to file such  report(s) been filed?  If the answer is no, identify report(s). [X] Yes [ ] No

(3)    Is it anticipated  that any  significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the  earnings  statements  to be  included  in the  subject  report or portion thereof? [ ] Yes [X] No

       If so, attach an explanation of the anticipated  change, both narratively and  quantitatively,  and,  if  appropriate,  state  the  reasons  why  a reasonable estimate of the results cannot be made.

                             CONTINUUM GROUP C INC.
                  (Name of Registrant as Specified in Charter)

            has  caused  this  notification  to be signed  on its  behalf by the undersigned thereunto duly authorized.

Date:  May 17, 2004                   By: /s/ Robert L. Frome
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                                          Robert L. Frome, President